                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Mylex Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Mylex Corporation of our report dated January 30, 1996, except as to Note 13, which is as of February 9, 1996, relating to the consolidated balance sheets of Mylex Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of Mylex Corporation.

                                      /s/ KPMG Peat Marwick LLP

San Jose, California
September 4, 1996